                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D. C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)

                            HUNTWAY REFINING COMPANY
                    -----------------------------------------
                                (NAME OF ISSUER)



                                  COMMON STOCK
                    -----------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    447309105
                           ---------------------------
                                 (CUSIP NUMBER)


                                    12/31/00
                           ---------------------------
                                     (DATE)


        CHECK THE FOLLOWING BOX IF FEE IS BEING PAID WITH THIS STATEMENT


              -----------------------------------------------------

CUSIP NO.          447309105
             ---------------
--------------------------------------------------------------------------------

1)       Names of Reporting Persons               I.R.S. No.  31-0738296
         S.S. or I.R.S. Identification Nos. of           BANK ONE CORPORATION
         Above Persons
--------------------------------------------------------------------------------

2)       Check the Appropriate Box if a
         Member of a Group                     (a)
                                                   ---------------------
         (See Instructions)                    (b)          X
                                                   ---------------------
--------------------------------------------------------------------------------

3)       SEC Use only
--------------------------------------------------------------------------------

4)       Citizenship or Place of
         Organization                                 Delaware
--------------------------------------------------------------------------------

Number of Shares           (5)  Sole Voting Power                          0
                                                              -----------------
Beneficially               (6)  Shared Voting Power                        0
                                                              -----------------
Owned by                   (7)  Sole Dispositive Power                     0
                                                              -----------------
Each Reporting             (8)  Shared Dispositive Power                   0
                                                              -----------------
Person with
--------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially
         Owned by Each Reporting Person

         None except indirectly through one or more subsidiaries as reported herein. See Item 4.
--------------------------------------------------------------------------------

10)      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares (See Instructions)
--------------------------------------------------------------------------------

11)      Percent of Class Represented
         by Amount in Row 9                                              0.0%
                                                              -----------------
--------------------------------------------------------------------------------

12)      Type of Reporting Person
         (See Instructions)                                         CO   HC
                                                              -----------------

CUSIP NO.       447309105
             ---------------
--------------------------------------------------------------------------------

1)       Names of Reporting Persons               I.R.S. No.  74-1986485
         S.S. or I.R.S. Identification Nos. of           Reprise Holdings, Inc.
         Above Persons
--------------------------------------------------------------------------------

2)       Check the Appropriate Box if a
         Member of a Group                     (a)
                                                   ---------------------
         (See Instructions)                    (b)          X
                                                   ---------------------
--------------------------------------------------------------------------------

3)       SEC Use only
--------------------------------------------------------------------------------

4)       Citizenship or Place of
         Organization                                  Texas
--------------------------------------------------------------------------------

Number of Shares           (5)  Sole Voting Power         147,313   See Item 4.
                                                         ----------------------
Beneficially               (6)  Shared Voting Power             0
                                                         ----------------------
Owned by                   (7)  Sole Dispositive Power    147,313    See Item 4.
                                                         ----------------------
Each Reporting             (8)  Shared Dispositive Power        0
                                                         ----------------------
Person with
--------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially
         Owned by Each Reporting Person            147,313  shares.  See Item 4.

--------------------------------------------------------------------------------

10)      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares (See Instructions)
--------------------------------------------------------------------------------

11)      Percent of Class Represented
         by Amount in Row 9                                              1.0%
                                                              -----------------
--------------------------------------------------------------------------------

12)      Type of Reporting Person
         (See Instructions)                                          CO
                                                              -----------------

CUSIP NO.       447309105
             ---------------
--------------------------------------------------------------------------------

1)       Names of Reporting Persons             I.R.S. No.  36-2464372
         S.S. or I.R.S. Identification Nos. of First Chicago Equity Corporation Above Persons
--------------------------------------------------------------------------------

2)       Check the Appropriate Box if a
         Member of a Group                     (a)
                                                   ---------------------
         (See Instructions)                    (b)          X
                                                   ---------------------
--------------------------------------------------------------------------------

3)       SEC Use only
--------------------------------------------------------------------------------

4)       Citizenship or Place of
         Organization                                 Illinois
--------------------------------------------------------------------------------

Number of Shares           (5)  Sole Voting Power         5,320,518 See Item 4.
                                                         ----------------------
Beneficially               (6)  Shared Voting Power               0
                                                         ----------------------
Owned by                   (7)  Sole Dispositive Power    5,320,518 See Item 4.
                                                         ----------------------
Each Reporting             (8)  Shared Dispositive Power          0
                                                         ----------------------
Person with
--------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially
         Owned by Each Reporting Person           5,320,518 shares. See Item 4.

--------------------------------------------------------------------------------

10)      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares (See Instructions)
--------------------------------------------------------------------------------

11)      Percent of Class Represented
         by Amount in Row 9                                             35.5%
                                                              -----------------
--------------------------------------------------------------------------------

12)      Type of Reporting Person
(See Instructions)                                                   CO
                                                              -----------------

CUSIP NO.      447309105
            ---------------
--------------------------------------------------------------------------------

1)       Names of Reporting Persons
         S.S. or I.R.S. Identification Nos. of   Banc One Financial Corporation
         Above Persons
--------------------------------------------------------------------------------

2)       Check the Appropriate Box if a
         Member of a Group                     (a)
                                                   ---------------------
         (See Instructions)                    (b)          X
                                                   ---------------------
--------------------------------------------------------------------------------

3)       SEC Use only
--------------------------------------------------------------------------------

4)       Citizenship or Place of
         Organization                                Delaware
--------------------------------------------------------------------------------

Number of Shares           (5)  Sole Voting Power                          0
                                                              -----------------
Beneficially               (6)  Shared Voting Power                        0
                                                              -----------------
Owned by                   (7)  Sole Dispositive Power                     0
                                                              -----------------
Each Reporting             (8)  Shared Dispositive Power                   0
                                                              -----------------
Person with
--------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially
         Owned by Each Reporting Person

         None except indirectly through one or more subsidiaries as reported herein. See Item 4.
--------------------------------------------------------------------------------

10)      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares (See Instructions)
--------------------------------------------------------------------------------

11)      Percent of Class Represented
         by Amount in Row 9                                              0.0%
                                                              -----------------
--------------------------------------------------------------------------------

12)      Type of Reporting Person
(See Instructions)                                                    CO
                                                              -----------------

CUSIP NO.     447309105
           ---------------
--------------------------------------------------------------------------------

1)       Names of Reporting Persons
         S.S. or I.R.S. Identification Nos. of     Banc One Capital Corporation
         Above Persons
--------------------------------------------------------------------------------

2)       Check the Appropriate Box if a
         Member of a Group                     (a)
                                                   ---------------------
         (See Instructions)                    (b)           X
                                                   ---------------------
--------------------------------------------------------------------------------

3)       SEC Use only
--------------------------------------------------------------------------------

4)       Citizenship or Place of
         Organization                                    Delaware
--------------------------------------------------------------------------------

Number of Shares           (5)  Sole Voting Power                          0
                                                              -----------------
Beneficially               (6)  Shared Voting Power                        0
                                                              -----------------
Owned by                   (7)  Sole Dispositive Power                     0
                                                              -----------------
Each Reporting             (8)  Shared Dispositive Power                   0
                                                              -----------------
Person with
--------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially
         Owned by Each Reporting Person

         None except indirectly through one or more subsidiaries as reported herein. See Item 4.
--------------------------------------------------------------------------------

10)      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares (See Instructions)
--------------------------------------------------------------------------------

11)      Percent of Class Represented
         by Amount in Row 9                                              0.0%
                                                              -----------------
--------------------------------------------------------------------------------

12)      Type of Reporting Person
(See Instructions)                                                   CO
                                                              -----------------

SCHEDULE 13G Amendment No. 1

Item 1(a)         Name of Issuer:    Huntway Refining Company (the "Company")
                                    -----------------------------------------

Item 1(b)         Address of Issuer's principal executive
                   offices:                            25129 The Old Rd.
                                                       Newhall, California 91381
                                                      --------------------------

Item 2(a)-(c)

Name of Person Filing               Address                      Place of Organization
---------------------               -------                      ---------------------
Reprise Holdings, Inc.              Three First National Plaza   Texas
                                    Suite 1330
                                    Chicago, IL 60670

First Chicago Equity Corporation    1 Bank One Plaza             Illinois
("FCEC")*                           Chicago, IL 60670

BANK ONE CORPORATION                1 Bank One  Plaza            Delaware
("ONE")*                            Chicago, IL 60670

Banc One Financial Corp.            1 Bank One Plaza             Delaware
("BOFC")*                           Chicago, IL 60670

Banc One Capital Corp.              1 Bank One Plaza             Delaware
("BOCC")*                           Chicago, IL 60670

* BANK ONE CORPORATION ("ONE") is filing this statement on behalf of itself and its wholly-owned subsidiaries, First Chicago Equity Corporation, Banc One Financial Corporation and Banc One Capital Corporation. The agreement of ONE, BOFC, BOCC and FCEC to file joint disclosure statements on Schedule 13G was filed previously as an exhibit.

Item 2(d)         Title of class of securities:      Common Stock (the "Common")
                                                    ----------------------------

Item 2(e)         CUSIP No.:                           447309105
                                                    ----------------------------

Item 3.  Type of filing person:  N/A

Item 4.  Ownership

(a)-(c) See items 5 through 9 on the previous pages of this report. Of the 5,320,518 shares of Common reported as beneficially owned by FCEC, only 5,173,205 shares (34.5%) are held directly by FCEC. Reprise Holdings, Inc. ("Reprise") serves as the general partner for two partnerships which in the aggregate beneficially own the remaining 147,313 shares. FCEC as the major stockholder of Reprise may be deemed to control Reprise. ONE may be deemed to beneficially own the shares of Common which are held directly or indirectly by FCEC solely through its ownership of FCEC. BOFC may be deemed to beneficially own the shares of Common which are held directly or indirectly by FCEC solely through its ownership of FCEC. BOCC may be deemed to beneficially own the shares of Common which are held directly or indirectly by FCEC solely through its ownership of BOFC.

Item 5.  Ownership of 5 percent or less of a Class.                        N/A
                                                                         ------

Item 6.  Ownership of More than 5 percent on Behalf of Another Person.     N/A
                                                                         ------

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on By the Parent Holding Company.         N/A
                                                                         ------

Item 8.  Identification and Classification of Members of the Group.        N/A
                                                                         ------

Item 9.  Notice of Dissolution of Group.                                   N/A
                                                                         ------

Item 10. Certification.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Dated:        February 13, 2001
          -------------------------


                                             BANK ONE CORPORATION

                                             By:  /s/ M. EILEEN KENNEDY
                                             Name:  M. Eileen Kennedy
                                             Title:  Treasurer

                                             BANC ONE FINANCIAL CORPORATION

                                             By:  /s/ M. EILEEN KENNEDY
                                             Name:  M. Eileen Kennedy
                                             Title:  Assistant Treasurer

                                             FIRST CHICAGO EQUITY CORPORATION

                                             By:  /s/ M. EILEEN KENNEDY
                                             Name:  M. Eileen Kennedy
                                             Title:  Treasurer

                                             BANK ONE CAPITAL CORPORATION


                                             By:  /s/ M. EILEEN KENNEDY
                                             Name:  M. Eileen Kennedy
                                             Title:  Assistant Treasurer

                                             REPRISE HOLDINGS, INC.

                                             By:  /s/ GARY LITTLE
                                             Name:  Gary Little
                                             Title:  Vice President